Exhibit 99.1

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

CR-14-19

THE GEO GROUP, INC. CLOSES OFFERING OF

SENIOR UNSECURED NOTES DUE 2024 AT 5 7/8%

Boca Raton, Fla. – September 25, 2014 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced today the closing of its offering of $250,000,000 aggregate principal amount of senior unsecured notes due October 2024 (the “Notes”). The Notes were issued with a coupon and yield to maturity of 5 7/8%. GEO intends to use the net proceeds to pay down outstanding borrowings under its Revolving Credit Facility and pay related fees, costs and expenses.

The notes were offered pursuant to GEO’s existing shelf registration statement, which became automatically effective upon filing with the Securities and Exchange Commission. A final prospectus supplement and accompanying prospectus describing the terms of the offering were filed with the Securities and Exchange Commission. BofA Merrill Lynch acted as one of the joint book-runners for the offering. When available, copies of the final prospectus supplement and accompanying prospectus for the offering may be obtained from: BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, 11th Floor, New York, NY 10038, or by emailing dg.prospectus_request@baml.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

This press release includes forward-looking statements regarding GEO’s intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

-End-

Contact:	Pablo E. Paez	(866) 301-4436
Vice President, Corporate Relations